EXHIBIT 10.1



         SECOND AMENDMENT AND WAIVER dated as of December 7, 2001 ("Amendment") to FINANCING AGREEMENT, dated as of June 27, 2000 (as amended through the date hereof, the "Financing Agreement"), among CANNONDALE CORPORATION, as Borrower (the "Borrower"), the lenders party thereto (each a "Lender" and collectively the "Lenders") and THE CIT GROUP/BUSINESS CREDIT, INC., as agent for the Lenders (in such capacity, the "Agent"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

         WHEREAS, the Borrower has requested the Lenders to (i) waive as Events of Default the violation of certain financial covenants contained in the Financing Agreement and the occurrence and continuance of the Cross Default, as defined in Section Two hereof and (ii) modify certain provisions contained in the Financing Agreement, and the Lenders have agreed to the foregoing request, on the terms and subject to the satisfaction of the conditions contained in this Amendment;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

         SECTION ONE. AMENDMENT. Effective as of October 1, 2001, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Financing Agreement is hereby amended as follows:

         (A) SECTION 1.01 DEFINED TERMS. Section 1.01 is amended by deleting the definitions of the terms "Applicable Increment," "Case 1", "Case 2", "Case 3", "Case 4", "Case 5", "Case 6", "Case 7" and "Line of Credit Fee", by substituting the following definitions in lieu thereof and by adding the terms "Motor Sports Division", "Motor Sports Division Report", "Second Amendment", and "Second Amendment Closing Date", and the following definitions thereof, each in the appropriate alphabetical order:

             "APPLICABLE INCREMENT" shall mean on any date of determination, with respect to any Revolving Loan bearing interest based on the Base Rate or LIBOR, or any portion of the Term Loan bearing interest based on the Base Rate or LIBOR, the applicable rate per annum set forth below under the applicable caption, based upon the Fixed Charge Coverage Ratio corresponding thereto for the period of four consecutive Fiscal Quarters ending immediately prior to such date of determination. The Applicable Increment shall apply during the period commencing on the first day of the month following the month during which the Agent shall have received the financial statements required to be delivered pursuant to Section 8.01 for any referenced Fiscal Quarter, and ending on the last day of the month during which the Agent shall have received such financial statements for the next succeeding Fiscal Quarter:


Fixed Charge                Applicable             Applicable              Applicable            Applicable
Coverage Ratio              Increment for          Increment for           Increment for         Increment for
                            Revolving Loans        Revolving Loans         Term Loan based       Term Loan based
                            based on the           based on LIBOR          on the Base Rate      on LIBOR
                            Base Rate
-----------------------     ------------------     -------------------     ------------------    -------------------
Case 1                      1.50%                  N/A                     2.00%                 N/A
Case 2                      1.25%                  N/A                     1.75%                 N/A
Case 3                      1.00%                  2.75%                   1.50%                 3.25%
Case 4                        .75%                 2.50%                   1.25%                 3.00%
Case 5                        .50%                 2.25%                   1.00%                 2.75%
Case 6                        .25%                 2.00%                    .75%                 2.50%
Case 7                        .25%                 2.00%                    .50%                 2.25%


             "CASE 1 shall mean a Fixed Charge Coverage Ratio of less than
              1.25 to 1.00."

             "CASE 2 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 1.25 to 1.00, and less than 1.75 to 1.00."

             "CASE 3 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 1.75 to 1.00, and less than 2.25 to 1.00."

             "CASE 4 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 2.25 to 1.00, and less than 2.50 to 1.00."

             "CASE 5 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 2.50 to 1.00, and less than 2.75 to 1.00."

             "CASE 6 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 2.75 to 1.00 and less than 3.00 to 1.00."

             "CASE 7 shall mean a Fixed Charge Coverage Ratio of equal to or greater than 3.00 to 1.00."

             "LINE OF CREDIT FEE" shall mean (a) mean the fee payable to the Agent, for the ratable benefit of the Lenders, due at the end of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit and (ii) the sum, for such month, of
             (x) the average daily balance of Revolving

             Loans plus (y) the average daily undrawn balance of Letters of Credit, in each case outstanding during such month, by one-half of one percent (.50%) per annum for the number of days in such month.

             "MOTOR SPORTS DIVISION" shall mean the division of the Borrower pursuant to which the manufacture and distribution of motorcycles and related products, and the rendition of services associated therewith, is conducted.

             "MOTOR SPORTS DIVISION REPORT" shall mean a report concerning certain aspects of the business and operations of the Motor Sports Division, in substantially the form of Exhibit A to the Second Amendment.

             "SECOND AMENDMENT" shall mean the Second Amendment and Waiver dated as of December 7, 2001, executed in connection with the Agreement.

             "SECOND AMENDMENT CLOSING DATE" shall mean the date on which all of the conditions precedent to the effectiveness of the Second Amendment shall have occurred.

         (B) SECTION 8.01 FINANCIAL STATEMENTS, PROJECTIONS, BORROWING BASE CERTIFICATES AND OTHER INFORMATION. Section 8.01 (h) is deleted in its entirety, and the following is substituted in lieu thereof:

             "(h)(i) on Monday of each week (or on the next Business Day, if such Monday is not a Business Day) (u) a report of all inventory purchased by the Borrower during the preceding week, categorized by type, amount and cost, for intended use by the Motor Sports Division, (w) a Motor Sports Division Report for the preceding week, (x) a report of the Borrower's sales, collections, debit and credit adjustments for the preceding week, such report to contain such level of detail and to otherwise be in such scope, form and substance as the Agent may reasonably require, (y) a Borrowing Base Certificate as of the last day of the preceding week, which Borrowing Base Certificate shall reflect the Borrower's total Eligible Inventory as of the last day of such preceding week, and (z) a reconciliation to the Trade Accounts Receivable outstanding as of the prior Monday (or the next Business Day of the prior week, if such prior Monday is not a Business Day), and (ii) within fifteen (15) days after the end of each month, a Borrowing Base Certificate as of the last day of such month, together with a report, in form and substance, and in such detail, as shall be satisfactory to the Agent, of (w) the amount and value, by location, of the Inventory as of the end of such month, (x) an aging of the Trade

             Accounts Receivable as of the end of such month, (y) an aging of the Borrower's accounts payable as of the end of such month and (z) a work-up of ineligible Trade Accounts Receivable and ineligible Inventory as of the end of such month; and"

         (C) SECTION 8.08 USE OF PROCEEDS AND LETTERS OF CREDIT. Section 8.08 is deleted in its entirety, and the following is substituted in lieu thereof:

             "SECTION 8.08. USE OF PROCEEDS AND LETTERS OF CREDIT. The proceeds of the Loans will be used only for the Borrower's working capital needs and for the other purposes described in the last sentence of Section 7.13, PROVIDED, HOWEVER, that on and after the Second Amendment Closing Date, no proceeds of Revolving Loans may be used, directly or indirectly, to fund the operations of the Motor Sports Division, except to the limited extent necessary to (x) purchase and convert inventory to be used in the production of finished goods for which the Borrower, through the Motor Sports Division, shall have received purchase orders, and (y) fund the payment of reasonable expenses, incurred in the ordinary course of business, relating to such purchase and conversion, the details of which, in each case, shall have been reported to the Agent pursuant to the terms of Section 8.01(h)(i). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. Documentary or commercial Letters of Credit will be issued only to support the Borrower's importation of merchandise and inventory. Standby Letters of Credit will be issued only to support the Borrower's insurance obligations and its Hedging Obligations."

         (D) SECTION 8.16 REAPPRAISALS AND CONSULTANT. Article VIII is amended by adding a new Section 8.16 thereto, captioned "Reappraisals and Consultant", as follows:

             "SECTION 8.16. REAPPRAISALS AND CONSULTANT. As soon as possible after the Second Amendment Closing Date, and in any event no later than December 15, 2001, the Borrower shall engage at its expense (x) one or more appraisal firms, each of which shall be satisfactory to the Agent and the Lenders, for the purpose of reappraising the values of the plant, property and equipment used in the Borrower's business, the scope of each of which such appraisals, and the methodology to be used therein, shall be satisfactory to the Agent and the Lenders and (y) an individual, either as a full time employee or pursuant to a consulting arrangement, to assist in the restructuring of the Borrower's business and operations, the identity of which individual, and the terms and conditions upon which such individual shall be engaged by the Borrower, shall be satisfactory to the Agent and the Lenders."

         (E) SECTION 9.10 FIXED CHARGE COVERAGE RATIO Section 9.10 is deleted in its entirety, and the following is substituted in lieu thereof:

             "SECTION 9.10. FIXED CHARGE COVERAGE RATIO. The Borrower shall have a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than (or not worse than, in the case of a negative ratio) the ratio set forth below opposite such month:



             TWELVE FISCAL MONTHS ENDING                          MINIMUM FIXED CHARGE COVERAGE
                                                                              RATIO
             --------------------------------                     -----------------------------

   (a)       November 2001                                         <.08 to 1.00>

   (b)       December 2001                                         <.09 to 1.00>

   (c)       January 2002                                          <.07 to 1.00>

   (d)       February 2002                                          .15 to 1.00

   (e)       March, April and May 2002                              .45 to 1.00

   (f)       June, July and August 2002                             .75 to 1.00

   (g)       September, October and November 2002                   .92 to 1.00

   (h)       December 2002 and January and February 2003            1.00 to 1.00

   (i)       March, April and May 2003                              1.00 to 1.00

   (j)       June 2003, and each fiscal month thereafter, in        1.02 to 1.00
             each case together with the 11 preceding fiscal
             months"


         (F) SECTION 9.11 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Section 9.11 is deleted in its entirety, and the following is substituted in lieu thereof:

             "SECTION 9.11. CONSOLIDATED FIXED CHARGE COVERAGE RATIO.
             The Borrower shall have, on a consolidated basis with its consolidated Subsidiaries, a Fixed Charge Coverage Ratio, as of the end of each period of twelve consecutive fiscal months ending on the last day of the fiscal month set forth below, of not less than (or not worse than, in the case of a negative ratio) the ratio set forth below opposite such period:


                     Twelve Fiscal Months Ending                               Minimum Consolidated Fixed Charge
                                                                                         Coverage Ratio
                     ----------------------------------------------          ---------------------------------------
           (a)       November 2001                                                       <.04 to 1.00>

           (b)       December 2001                                                       <.08 to 1.00>

           (c)       January 2002                                                        <.04 to 1.00>

           (d)       February 2002                                                        .30 to 1.00

           (e)       March, April and May 2002                                            .59 to 1.00

           (f)       June, July and August 2002                                           .82 to 1.00

           (g)       September, October and November 2002                                 .95 to 1.00

           (h)       December 2002, and each fiscal month                                 1.00 to 1.00
                     thereafter, in each case together with the
                     11 preceding fiscal months"


         (G) SECTION 9.12 EBITDA. Section 9.12 is amended by (i) inserting the parenthetical phrase "(or not worse than, in the case of a negative amount)" after the phrase "not less than" appearing in the introductory portion of such Section and (ii) deleting paragraph (f) thereof, and substituting the following in lieu thereof:


             FOUR FISCAL QUARTERS ENDING IN                       MINIMUM EBITDA
             ------------------------------                       --------------
   (f)       December 2001                                         <1,000,000>


         (H) SECTION 9.14 SENIOR LEVERAGE RATIO. Section 9.14 is amended by
(i) inserting the parenthetical phrase "(or not worse than, in the case of a negative amount)" after the phrase "not greater than" appearing in the introductory portion of such Section and (ii) deleting paragraph (f) thereof, and substituting the following in lieu thereof:


             FOUR FISCAL QUARTERS ENDING IN        MINIMUM SENIOR LEVERAGE RATIO
             ------------------------------        -----------------------------
   (f)       December 2001                               <35 to 1.00>

         (I) SECTION 9.15  COLLATERAL MANAGEMENT FEES AND AVAILABILITY. Section
9.15 is deleted in its entirety and the following is substituted in lieu thereof:

             "SECTION 9.15. COLLATERAL MANAGEMENT FEE AND AVAILABILITY. The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, in cash, on April 30, 2001, and on the first Business Day of each of July and October, 2001, and January, April and July 2002, a non-refundable collateral management fee of $50,000, which fee shall be due and payable, and deemed to be fully earned, on each such date. In addition, with respect to each calendar month prior to the first Business Day following the Sunday closest to July 1, 2002, the Borrower's average Availability for the 30 or 31 day period (or 28 day period, in the case of the month of February) ending at the end of each such month shall not be less than $1,500,000, PROVIDED, HOWEVER, that with respect to the months of December 2001 and January and February 2002, the Borrower's average Availability for each such month shall not be less than $750,000. Beginning with March 1, 2002, through the end of the Fiscal Year beginning the Sunday closest to July 1, 2002, the Borrower's Availability at the end of each day during such period shall not be less than $1,500,000. Beginning with the first Business Day following the Sunday closest to July 1, 2003, and at all times thereafter, the Borrower's Availability at the end of each day shall not be less than $2,000,000."

         (J) SECTION 9.17 FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS OF MOTOR SPORTS DIVISION. Article IX is amended by adding a new Section 9.17 thereto, captioned "Financial Performance and Results of Operations of Motor Sports Division", as follows:

             "SECTION 9.17. FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS OF MOTOR SPORTS DIVISION. Both EBITDA and Net Income, calculated solely with respect to the financial performance and results of operations of the Motor Sports Division, as if the Motor Sports Division was a separate financial reporting entity, as of the end of and for each fiscal month, beginning with the fiscal month of February 2002, shall be not less than $1.00. In addition, for each of the fiscal months of December 2001 and January 2002, the aggregate amount of costs and expenses associated with the operation of the Motor Sports Division and paid in cash during or at the end of any such month shall not exceed an amount equal to (x) the aggregate purchase price of all shipments of finished goods made by or through the Motor Sports Division during or at the end of such month, exclusive of the aggregate charges, if any, for shipping costs, freight, sales and other taxes, and other similar charges, payable by the purchasers of such finished goods (but only to the extent such charges shall have been included in the calculation of such purchase price), MINUS (y) all credits, deductions and other set-offs taken during or at the end of such month by Deutsche Financial Services Corporation pursuant to the Vendor Agreement dated as of February 11, 1999 between the Borrower and Deutsche Financial Services Corporation, PROVIDED, HOWEVER, that in the event that such Vendor Agreement shall have expired or shall have been cancelled or terminated, in any case during or at the end of such month, then the amount calculated pursuant to clause (x) hereof in respect of such month shall be deemed to be zero (-0-)."

         (K) SECTION 10.04 LETTER OF CREDIT FEES. Section 10.04 is deleted in its entirety, and the following is substituted in lieu thereof:

              "SECTION 10.04. LETTER OF CREDIT FEES. In consideration of the Letter of Credit Guaranty of the Agent, the Borrower shall pay the Agent, for the ratable benefit of the Lenders, the Letter of Credit Fee which shall be an amount equal to (a) one and one-quarter percent (1.25%) per annum on the face amount of each documentary Letter of Credit payable monthly, commencing upon issuance thereof and (b) two and one-quarter percent (2.25%) per annum, payable monthly, commencing upon issuance thereof, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit."

         (L) ANNEX II LIEN PERFECTION INFORMATION. Annex II to the Financing Agreement is deleted in its entirety, and Annex II to this Amendment is substituted in lieu thereof.

         (M) Schedule A to the Trademark Security Agreement executed by the Borrower in favor of the Agent and dated as of the Closing Date is deleted in its entirety and Schedule A-1 to this Amendment is substituted in lieu thereof, and Schedule A to the Patent Security Agreement executed by the Borrower in favor of the Agent and dated as of the Closing Date is deleted in its entirety, and Schedule A-2 to this Amendment is substituted in lieu thereof.

         SECTION TWO. WAIVER. Effective as of (x) September 29, 2001, in the case of the covenant violations hereinafter described in respect of the fiscal month of September 2001, and (y) October 27, 2001, in the case of the covenant violations hereinafter described in respect of the fiscal month of October 2001, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Lenders hereby waive as separate Events of Default (i) the Borrower's failure to have a Fixed Charge Coverage Ratio of at least .01 to 1.00 for the period of twelve consecutive months ending on the last day of the fiscal month of October 2001, in violation of Section 9.10, (ii) the Borrower's failure to have, on a consolidated basis with its consolidated Subsidiaries, a Consolidated Fixed Charge Coverage Ratio of at least .20 to 1.00 for the period of twelve consecutive fiscal months ending on the last day of each of the fiscal months of September and October 2001, in violation of Section 9.11, and (iii) the occurrence and continuance as of the date of this Amendment of each "Event of Default" under, and as defined in, the Mezzanine Financing Agreement, arising from the Borrower's violation of the Fixed Charge Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio described in clauses

(i) and (ii) hereof, respectively (collectively the "Cross Default"), PROVIDED, HOWEVER, that nothing contained herein shall be deemed to be a waiver of any other Event of Default, whether or not the Lenders have any knowledge thereof, nor shall anything contained herein be deemed to be a waiver of any future Event of Default whatsoever.

         SECTION THREE. REPRESENTATIONS AND WARRANTIES. To induce the Agent and the Lenders to enter into this Amendment, the Borrower warrants and represents to the Agent and the Lenders as follows:

         (a) all of the representations and warranties contained in the Financing Agreement and each other Loan Document to which the Borrower is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

         (b) the execution, delivery and performance of this Amendment by the Borrower is within its corporate powers, has been duly authorized by all necessary corporate action, and the Borrower has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

         (c) upon its execution, this Amendment shall constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity;

         (d) The Borrower is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to it, (ii) cause a violation by the Borrower of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which the Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of the Borrower, except in favor of the Agent, to secure the Obligations, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of the Borrower;

         (e) No Event of Default has occurred and is continuing, except for those Events of Default which have been waived pursuant to Section Two hereof; and

         (f) Since the date of the receipt by the Agent and the Lenders of the financial statements of the Borrower and its consolidated Subsidiaries for the fiscal year ended on June 30, 2001, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

         SECTION FOUR. CONDITIONS PRECEDENT. This Amendment shall become effective upon the date that the last of the following events shall have occurred:

         (a) the Lenders shall have received this Amendment, duly executed by the Borrower, together with (i) an updated Annex II to the Financing Agreement, completed by the Borrower and (ii) an updated Schedule A to that certain Trademark Security Agreement and an updated Schedule A to that certain Patent Security Agreement, each executed by the Borrower in favor of the Agent and dated as of the Closing Date;

         (b) the Agent, the Lenders and their counsel shall have received and reviewed a final draft of an amendment to the Mezzanine Financing Agreement containing (i) financial covenant modifications that are consistent with the modifications contained in this Amendment and (ii) a waiver of all events of default that have occurred and are continuing thereunder, which draft shall contain such terms and conditions (including conditions to its effectiveness) as shall be reasonably satisfactory to the Agent, the Lenders and their counsel;

         (c) except for those Events of Default which have been waived pursuant to Section Two hereof, no Default shall have occurred and be continuing which constitutes an Event of Default or would constitute an Event of Default upon the giving of notice or lapse of time or both, and no event or development which has had or is reasonably likely to have a Material Adverse Effect shall have occurred, in each case since the date of delivery to the Lenders of the Borrower's most recent financial statements;

         (d) the Lenders shall have received (i) an officer's certificate, executed by the chief financial officer or chief executive officer of the Borrower, confirming the truth and accuracy of the representations and warranties contained in Section Three hereof, and (ii) a secretary's certificate, executed by the corporate secretary of the Borrower, certifying that the Borrower's Board of Directors shall have met and considered the transactions contemplated to occur under this Amendment, and shall have approved the same;

         (e) the Agent shall have received payment, in cash, for the ratable benefit of the Lenders, of an amendment fee in the amount of $50,000, which fee shall be non-refundable and deemed fully earned when paid. The Borrower hereby authorizes the Agent to charge the Borrower's Revolving Loan Account, effective as of September 30, 2001, with the amount of such fee; and

         (f) counsel to the Agent and the Lenders shall have received payment of all reasonable fees and disbursements incurred in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder.

         SECTION FIVE. GENERAL PROVISIONS.

         (a) Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

         (b) All references to the Financing Agreement in the Financing Agreement shall mean the Financing Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.

         (c) In consideration of the willingness of the Lenders to enter into this Amendment and to consummate the transactions contemplated to occur hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower irrevocably agrees to pay in cash to the Agent, for the ratable benefit of the Lenders, a non-refundable accommodation fee in the amount of $300,000. Such accommodation fee shall be deemed to be fully earned on the date of this Amendment and shall be paid in three equal and consecutive monthly installments of $100,000 each, the first of which shall be due on the earlier to occur of (i) March 31, 2002 and (ii) the date on which both the outstanding principal balance of the Term Loan, and that portion of the outstanding principal balance of the Revolving Loans consisting of advances against Eligible Inventory used or to be used in the Motor Sports Division, shall have been paid and satisfied in full, and reduced to zero, respectively, and the second and third of which shall be due on the last day of the first month and second month, respectively, following the month during which the earlier of the dates set forth in clauses (i) and (ii) hereof shall have occurred.

         (d) The Borrower hereby authorizes the Agent to charge the Borrower's loan account with the amount of each installment of the fee set forth in clause
(c) above as and when such installments becomes payable.

         (e) The Borrower hereby acknowledges and agrees that each fee payable by the Borrower to the Agent or the Lenders pursuant to this Amendment or pursuant to any other Loan Document constitutes an Obligation.

         (f) The Borrower agrees to deliver to the Agent and the Lenders as soon as possible, and in any event no later than December 7, 2001, a copy of the definitive engagement agreement, as executed, between the Borrower and Stone Ridge Partners.

         (g) The Borrower agrees to cooperate fully with the Agent and the Lenders in connection with the perfection by the Agent, for the benefit of the Lenders, of a first priority security interest in all personal property of the Borrower, including without limitation any goods of the Borrower in the possession of a vendor, warehouseman, lessor or other bailee of the Borrower.

         (h) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principals thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the Borrower, the Agent and each of the Lenders has signed below to indicate its agreement with the foregoing and its intent to be bound thereby.

                                CANNONDALE CORPORATION
                                as Borrower

                                By:/s/ William A. Luca
                                   -------------------------------------------
                                   Name: William A. Luca
                                   Title: Vice President of Finance, Treasurer,
                                          Chief Financial Officer and Chief
                                          Operating Officer


                                THE CIT GROUP/BUSINESS CREDIT, INC.,
                                as Agent and as a Lender

                                By:/s/ Nick Malatestinic
                                   -------------------------------------------
                                   Name: Nick Malatestinic
                                   Title: Vice President, Team Leader


                                GMAC COMMERCIAL CREDIT LLC,
                                as a Lender

                                By:/s/ Frank Imperato
                                   -------------------------------------------
                                   Name: Frank Imperato
                                   Title: Senior Vice President